Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement on Form S-3 (No. 333-272616) of MicroVision, Inc. (the “Company”) of our reports dated February 29, 2024, relating to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

June 3, 2024